Exhibit 99

RPC, Inc. Reports Second Quarter 2017 Financial Results

ATLANTA, July 26, 2017 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2017. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2017, revenues increased to $398.8 million compared to $143.0 million in the second quarter of last year. Revenues increased compared to the prior year due to higher activity levels and pricing for our services, higher service intensity, and a slightly larger fleet of in-service revenue-producing equipment. Operating profit for the quarter was $67.0 million compared to an operating loss of $75.2 million in the prior year. Net income for the quarter was $43.8 million or $0.20 diluted earnings per share, compared to net loss of $48.7 million or $0.23 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $110.3 million compared to a loss of $19.1 million in the prior year.1 For the six months ended June 30, 2017, revenues increased to $696.9 million compared to $332.1 million last year. Net income for the six-month period was $47.5 million, or $0.22 diluted earnings per share, compared to net loss of $81.2 million, or $0.38 loss per share last year.

Cost of revenues during the second quarter of 2017 was $254.0 million, or 63.7 percent of revenues, compared to $127.0 million, or 88.8 percent of revenues, during the second quarter of last year.  Cost of revenues increased primarily due to higher activity levels and service intensity. As a percentage of revenues, cost of revenues decreased due to improved pricing for our services as well as leverage of higher revenues over direct costs.

Selling, general and administrative expenses were $40.3 million in the second quarter of 2017 compared to $36.5 million in the second quarter of 2016. These expenses increased due to higher compensation costs, as well as other expenses consistent with higher activity levels. As a percentage of revenues, these costs decreased to 10.1 percent in the second quarter of 2017 compared to 25.5 percent in the second quarter of 2016, due to the leverage of higher revenues over primarily fixed expenses. Depreciation and amortization decreased to $41.3 million compared to $56.3 million in the second quarter of the prior year.

RPC recorded a $3.8 million gain on disposition of assets during the quarter, primarily due to the sale of operating equipment related to its oilfield pipe inspection business. Interest expense during the second quarter of 2017 was $114 thousand compared to $126 thousand during the second quarter of the prior year. Interest expense during the second quarters of 2016 and 2017 consisted solely of loan facility fees and costs. Interest income during the second quarter of 2017 was $411 thousand, an increase compared to $104 thousand during the second quarter of 2016.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Second Quarter 2017 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2017 increased by $100.7 million, or 33.8 percent, compared to the first quarter of 2017. Revenues increased due to higher activity levels and improved pricing for our services, as well as a slightly larger fleet of in-service revenue-producing equipment. Cost of revenues during the second quarter of 2017 increased by $37.8 million, or 17.5 percent, due to higher materials and supplies expenses and employment costs. Selling, general and administrative expenses during the second quarter of 2017 increased by $3.1 million, or 8.4 percent, compared to the first quarter of 2017 due to increased costs consistent with higher activity levels and improved profitability. RPC’s operating profit during the second quarter of 2017 was $67.0 million, an increase of $65.4 million, compared to the first quarter operating profit of $1.6 million. Net income increased from $3.6 million in the first quarter of 2017 to $43.8 million in the second quarter of 2017. Diluted earnings per share for the second quarter increased to $0.20 compared to $0.02 in the first quarter of 2017.

Management Commentary

“The U.S. domestic rig count increased for the fourth consecutive quarter, and at a record rate from the historic low set during the second quarter of last year,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our customers increased their drilling and completion activities, and this increase coupled with RPC’s well-maintained pressure pumping service capacity allowed us to generate strong sequential revenue growth and incremental profitability. The average U.S. domestic rig count during the second quarter of 2017 was 895, an increase of 113.1 percent compared to the same period in 2016, and an increase of 20.3 percent compared to the first quarter of 2017. The average price of natural gas during the second quarter was $3.08 per Mcf, a 40.6 percent increase compared to the prior year, and a 2.3 percent increase compared to the first quarter of 2017. The average price of oil during the second quarter was $48.19 per barrel, a 4.7 percent increase compared to the prior year but a 6.8 percent decrease compared to the first quarter of 2017. RPC’s revenues increased at a greater rate than the change in these industry metrics because of our preparation over the last several years to participate in improving market conditions, our strong market presence in the Permian Basin, and the re-activation of some of the Company’s idle equipment.

“We currently have indications of strong customer demand through the end of 2017. However, we are closely monitoring the recent fluctuations in the price of oil and its potential impact on our customer drilling and completion plans. We are very pleased with the current operating environment and prospects for the immediate future, but the current price of oil forces us to be cautious about large capital commitments until we see an environment conducive to sustained higher activity levels. We finished the second quarter with $125.8 million in cash. Capital expenditures during the quarter were $18.9 million directed toward maintenance of our equipment and we returned capital to our shareholders by repurchasing 348,000 shares of our stock. In addition, as announced this morning, our Board of Directors approved a $0.06 per share dividend to be paid during the third quarter,” concluded Hubbell.

Second Quarter 2017 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues increased by almost 200 percent for the quarter compared to the prior year due to improved pricing and higher activity levels as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues increased by 13.3 percent during the quarter compared to the prior year due principally to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. Technical Services reported an operating profit during the quarter compared to an operating loss in the prior year, while Support Services reported operating losses for the second quarters of 2017 and 2016.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Technical Services	$385,462	$131,217	$671,660	$306,689
Support Services	13,348	11,781	25,269	25,404
Total revenues	$398,810	$142,998	$696,929	$332,093
Operating profit (loss):
Technical Services	$70,901	$(65,690)	$80,106	$(128,954)
Support Services	(3,339)	(7,163)	(8,560)	(13,799)
Corporate expenses	(4,319)	(3,884)	(8,246)	(10,327)
Gain on disposition of assets, net	3,759	1,515	5,276	2,771
Total operating profit (loss)	$67,002	$(75,222)	$68,576	$(150,309)
Interest expense	(114)	(126)	(217)	(451)
Interest income	411	104	540	127
Other income (expense), net	2,010	(154)	2,222	188

Income (loss) before income taxes	$69,309	$(75,398)	$71,121	$(150,445)

Second Quarter 2017 Earnings Release

RPC, Inc. will hold a conference call today, July 26, 2017 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 337-8165 or (719) 457-2617 and using the access code #9382220. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that customer demand will be strong through the end of 2017 and that fluctuations in the price of oil force us to be cautious regarding large capital commitments. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Second Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
REVENUES	$398,810	$298,119	$142,998	$696,929	$332,093
COSTS AND EXPENSES:
Cost of revenues	254,016	216,242	126,997	470,258	288,253
Selling, general and administrative expenses	40,288	37,157	36,458	77,445	80,004
Depreciation and amortization	41,263	44,663	56,280	85,926	116,916
Gain on disposition of assets, net	(3,759)	(1,517)	(1,515)	(5,276)	(2,771)
Operating profit (loss)	67,002	1,574	(75,222)	68,576	(150,309)
Interest expense	(114)	(103)	(126)	(217)	(451)
Interest income	411	129	104	540	127
Other income (expense), net	2,010	212	(154)	2,222	188
Income (loss) before income taxes	69,309	1,812	(75,398)	71,121	(150,445)
Income tax provision (benefit)	25,469	(1,822)	(26,712)	23,647	(69,248)
NET INCOME (LOSS)	$43,840	$3,634	$(48,686)	$47,474	$(81,197)

EARNINGS (LOSS) PER SHARE
Basic	$0.20	$0.02	$(0.23)	$0.22	$(0.38)
Diluted	$0.20	$0.02	$(0.23)	$0.22	$(0.38)

AVERAGE SHARES OUTSTANDING
Basic	217,530	217,713	214,263	217,622	214,187
Diluted	217,530	217,713	214,263	217,622	214,187

Second Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$125,812	$141,354
Accounts receivable, net	343,299	130,903
Inventories	112,658	115,954
Income taxes receivable	8,926	50,565
Prepaid expenses	5,410	5,111
Other current assets	5,573	5,650
Total current assets	601,678	449,537
Property, plant and equipment, net	443,555	584,963
Goodwill	32,150	32,150
Other assets	28,502	24,627
Total assets	$1,105,885	$1,091,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$103,801	$39,512
Accrued payroll and related expenses	16,882	15,681
Accrued insurance expenses	4,351	4,292
Accrued state, local and other taxes	6,641	6,786
Income taxes payable	15,206	8,167
Other accrued expenses	1,463	1,608
Total current liabilities	148,344	76,046
Long-term accrued insurance expenses	9,926	10,085
Long-term pension liabilities	34,918	32,520
Other long-term liabilities	3,537	3,360
Deferred income taxes	60,849	95,257
Total liabilities	257,574	217,268
Common stock	21,735	21,755
Capital in excess of par value	-	-
Retained earnings	844,198	869,122
Accumulated other comprehensive loss	(17,622)	(16,868)
Total stockholders' equity	848,311	874,009
Total liabilities and stockholders' equity	$1,105,885	$1,091,277

Second Quarter 2017 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(in thousands except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$43,840	$3,634	$(48,686)	$47,474	$(81,197)
Add:
Income tax provision (benefit)	25,469	(1,822)	(26,712)	23,647	(69,248)
Interest expense	114	103	126	217	451
Depreciation and amortization	41,263	44,663	56,280	85,926	116,916
Less:
Interest income	411	129	104	540	127
EBITDA	$110,275	$46,450	$(19,098)	$156,724	$(33,205)